                                         SECURITIES AND EXCHANGE COMMISSION

                                                WASHINGTON, DC 20549




                                                      FORM 8-K


                                                   CURRENT REPORT
                                       PURSUANT TO SECTION 13 OR 15(D) OF THE
                                           SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)  November 19, 1998
                                                  -----------------

                                CRIIMI MAE Inc.
            --------------------------------------------------
            (Exact Name of Registrant as Specified in Charter)



          Maryland                       1-10360              52-1622022
(State or Other Jurisdiction           (Commission           (IRS Employer
       of Incorporation)               File Number)        Identification No.)


11200 Rockville Pike, Rockville, Maryland                     20852
--------------------------------------------------------------------------
(Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including are code:    (301) 816-2300
                                                      ---------------

                             N/A
-------------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Report)

Item 5.      Prior Events

         The registrant issued press releases on October 21, 1998, October 22, 1998, November 5, 1998 and November 18, 1998. The press releases are filed as exhibits to this Current Report on Form 8-K.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

         The following exhibits are filed as a part of this Current Report on Form 8-K:

   (c)    Exhibits

          99.1     Press Release issued by CRIIMI MAE Inc. on October 21, 1998.
          99.2     Press Release issued by CRIIMI MAE Inc. on October 22, 1998.
          99.3     Press Release issued by CRIIMI MAE Inc. on November 5, 1998.
          99.4     Press Release issued by CRIIMI MAE Inc. on November 18, 1998.

                                                     SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto.


                                                CRIIMI MAE Inc.



Date:  /s/ November 19, 1998                    By:  /s/ Cynthia O. Azzara
       ---------------------                         ---------------------
                                                Its: Principal Financial and
                                                       Accounting Officer

                                 EXHIBIT INDEX



Exhibit
   No.                               Description
-----------------------------------------------------------------------------
*99.1         Press Release issued by CRIIMI MAE Inc. on October 21, 1998.
*99.2         Press Release issued by CRIIMI MAE Inc. on October 22, 1998.
*99.3         Press Release issued by CRIIMI MAE Inc. on November 5, 1998.
*99.4         Press Release issued by CRIIMI MAE Inc. on November 18, 1998.


---------------
*Filed herewith.

Contact: Susan B. Railey
                  for shareholders & securities brokers
                           (301) 468-3120
                  Andrew P. Blocher,
                  for institutional investors
                  (301) 231-0371
                  James T. Pastore                   FOR IMMEDIATE RELEASE
                  for news media
                           (202) 546-6451


                            CRIIMI MAE sues  Morgan  Stanley to protect its CMBS
               assets; Judge in separate action restrains Citicorp from taking CRIIMI MAE's CMBS collateral

Rockville, MD, October 21, 1998 - (NYSE:CMM) -- CRIIMI MAE Inc. yesterday filed suit against one of its six secured creditors, Morgan Stanley & Co. International, Inc., to retain control of more than $286.8 million face amount of the assets in its estate, currently protected under Chapter 11 reorganization.

Separately, the U.S. Bankruptcy Court Southern District of Maryland (Greenbelt, Maryland) issued a ruling last week restraining Citicorp Securities, Inc. from seizing five classes of CRIIMI MAE's commercial mortgage-backed securities
(CMBS) that are collateral for CRIIMI MAE's borrowings. CRIIMI MAE had filed the motion against Citicorp Securities last Thursday.

In yesterday's bankruptcy court suit against Morgan Stanley, CRIIMI MAE charged that Morgan Stanley wrongly seized nine classes from two different series of CRIIMI MAE's CMBS assets with face amounts aggregating $286.8 million that are collateral for CRIIMI MAE's borrowings. The suit charges that Morgan Stanley's action was in "willful violation of the automatic stay" imposed on creditors under the bankruptcy code, causing severe damage to CRIIMI MAE, its estate and the market for CMBS.

CRIIMI  MAE's  suit also  charges  that based on its  October 16 letter,  Morgan
Stanley "was planning an even more flagrant and damaging violation of the automatic stay" - the actual liquidation of the assets in an already depressed CMBS market.

The potential sale of these assets would have flooded the market with CMBS at a time when increased supply would further depress CMBS values, potentially harming CRIIMI MAE's estate and the entire CMBS market.

The suit asks the court to compel Morgan Stanley to turn over the CMBS to CRIIMI MAE's estate. If Morgan Stanley has already sold the CMBS, the suit asks that Morgan Stanley turn over CRIIMI MAE's equity in the assets, which CRIIMI MAE says totals $54.5 million, far more than Morgan Stanley's incorrect calculation of $237,127.

CRIIMI MAE's chairman, William B. Dockser explained: "CRIIMI MAE is able to service its debt to Morgan Stanley. That is not the issue. We believe Morgan Stanley has moved wrongly to seize CRIIMI MAE's assets. And it is using the current temporary market turmoil to pay an absurdly low price for performing mortgage assets that are generating as much cash flow as they did three months ago. This is wrong - both in the context of the bankruptcy court and in the context of fair, open markets. We moved to protect the underlying CMBS assets for the benefit of the company's entire estate, which includes the interests of other debtors and shareholders."

CRIIMI MAE is a self-managed, full-service commercial mortgage company involved in the acquisition, origination, securitization and servicing of multifamily and commercial mortgages and mortgage related assets throughout the United States.
                                      ###

Contact: Susan B. Railey
                  for shareholders & securities brokers
                           (301) 468-3120
                  Andrew P. Blocher,
                  for institutional investors
                  (301) 231-0371
                  James T. Pastore                   FOR IMMEDIATE RELEASE
                  for news media
                           (202) 546-6451

                  CRIIMI MAE sues Merrill Lynch;
 Third suit in a week charging improper actions by a secured creditor links
 Merrill's  actions to   collateral   call  that   precipitated reorganization
 filing.

Rockville, MD, October 22, 1998 - (NYSE:CMM) -- In its third lawsuit in one week charging improper actions by a large secured creditor, CRIIMI MAE Inc. yesterday filed suit in the U.S. Bankruptcy Court for the District of Maryland (Greenbelt, Maryland) against Merrill Lynch Mortgage Capital Inc., demanding that Merrill turnover $3.3 million in earnings from eight classes of CRIIMI MAE's commercial mortgage-backed securities (CMBS) that are collateral for CRIIMI MAE's borrowings. These eight classes of CMBS have a face amount of more than $558 million.

The suit charges that Merrill failed to turnover the CMBS earnings when the funds were due on Thursday, October 1.

The suit also states that on or about October 2, Merrill made a collateral call of more than $20 million related to eight classes of CRIIMI MAE's CMBS bonds that Merrill had financed. This collateral call was the event that precipitated CRIIMI MAE's Chapter 11 filing on October 5, 1998.

The suit says CRIIMI MAE denied it was required either to make a margin payment or to deliver additional collateral to Merrill. CRIIMI MAE disputed Merrill's valuation of the CMBS bonds because it believed "Merrill is substantially oversecured." The suit adds that Merrill's interest "is adequately protected in that the value of the bonds is significantly in excess of" the financing provided by Merrill.

The suit asks the court to order Merrill to "turnover" the earnings plus interest to CRIIMI MAE, and to enter a judgment against Merrill for the value of the earnings and other remedies.

Previously, CRIIMI MAE had filed suit against Citicorp Securities, Inc. and Morgan Stanley & Co. International, Inc., charging these two secured lenders with wrongly seizing or planning to wrongly seize hundreds of millions of dollars in face amount of the CMBS assets in CRIIMI MAE's estate, currently protected under the Chapter 11 reorganization.

CRIIMI MAE is a self-managed, full-service commercial mortgage company involved in the acquisition, origination, securitization and servicing of multifamily and commercial mortgages and mortgage related assets throughout the United States.

Certain statements in this press release regarding CRIIMI MAE's business constitute "forward-looking statements" under federal securities laws and are subject to a number of risks and uncertainties. Any such forward-looking statements should not be relied upon as predictions of future events. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see "Forward-Looking Statements" in CRIIMI MAE's Annual Report on Form 10-K for the fiscal year ending December 31, 1997.


                                        ###

Contact: Susan B. Railey
                  for shareholders & securities brokers
                           (301) 468-3120
                  Andrew P. Blocher,
                  for institutional investors
                  (301) 231-0371
                  James T. Pastore                   FOR IMMEDIATE RELEASE
                  for news media
                           (202) 546-6451

                   CRIIMI MAE enters into servicing arrangements with Banc One

ROCKVILLE, MD, Nov. 5 1998--(NYSE:CMM)--CRIIMI MAE Inc., the commercial mortgage company operating under Chapter 11 protection since October 5, 1998, today announced the designation of Banc One Mortgage Capital Markets, LLC (BOMCM) as special servicer on approximately $28 billion of CMBS representing 32 commercial mortgage pools, subject to the consent and other procedural requirements contained within the respective servicing agreements.

CRIIMI MAE Services Limited Partnership (CMSLP), an affiliate operating outside of bankruptcy court purview, will continue to perform special servicing for the 32 commercial mortgage pools as sub-servicer for BOMCM. This new arrangement maintains continuity in the ongoing asset management by CMSLP of specially serviced loans while adding the oversight, financial capacity and depth of BOMCM's highly rated special servicing.

CRIIMI MAE Inc. remains the owner of the subordinated CMBS for each of the 32 commercial mortgage pools and, as such, retains all rights pertaining to the ownership of these CMBS including the right to replace the special servicer.

"We have brought in Banc One to allay rating agency concerns stemming from CRIIMI MAE Inc.'s reorganization filing. We hope this will contribute to investor confidence and enhance the stability of the CMBS market while we move towards reorganizing the company," said CRIIMI MAE Inc. president H. William Willoughby.

He added that there have been no losses of principal in portfolios for which CMSLP has been special servicer.

                                     -more-

Additionally, for an undisclosed amount, CMSLP has arranged for BOMCM to succeed it as master servicer on two commercial mortgage pools. The pools, comprised of 284 commercial mortgage loans, are Mortgage Capital Funding Inc. 1997-MC1 and DLJ Mortgage Acceptance Corporation 1997-CF2. CMSLP continues to be the master servicer for three commercial mortgage pools totaling approximately $2.3 billion.

CRIIMI MAE Inc. is a NYSE-traded commercial mortgage company operating under the protection of Chapter 11 of the U.S. Bankruptcy Code. CRIIMI MAE Inc.was the largest buyer of non-investment grade CMBS in 1997 and the first half or 1998. More information is available at http://www.criimimaeinc.com.

BOMCM is a commercial real estate finance company primarily involved in the origination and servicing of commercial mortgages and investment in commercial mortgage backed securities. BOMCM is highly rated as a master, primary and special servicer of commercial mortgages. At September 30, BOMCM was servicing over 6,400 commercial mortgages with an aggregate balance of over $18 billion. With the addition of the CRIIMI MAE Inc. contracts, BOMCM is now the named special servicer on over 14,000 commercial and multifamily loans totaling over $37.6 billion in current balance of CMBS. BOMCM is owned jointly by Bank One Corporation and ORIX USA Corporation.
More information on BOMCM is available at www.bomcm.com.

NOTE: Certain statements in this press release regarding CRIIMI MAE Inc.'s business constitute "forward-looking statements" under federal securities laws and are subject to a number of risks and uncertainties. Any such forward-looking statements should not be relied upon as predictions of future events. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see "Forward-Looking Statements" in CRIIMI MAE Inc.'s Annual Report or Form 10-K for the fiscal year ended December 31, 1997.

                                       ###

Contact: Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  Andrew P. Blocher
                  For institutional investors
                  (301) 231-0371
                  James T. Pastore                   FOR IMMEDIATE RELEASE
                  For news media
                  (202) 546-6451


                                     CRIIMI MAE reports third  quarter  results;
                   Market turmoil reduces shareholders' equity to $8.97 per fully diluted share


Rockville, MD, November 18, 1998 - (NYSE: CMM) - CRIIMI MAE Inc., the commercial mortgage company that filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code on October 5, today reported third quarter results, including higher tax basis earnings, a higher net interest margin and a net loss under generally accepted accounting principles (GAAP). The net loss was largely due to the impact of the recent volatility in the financial markets on commitments related to commercial mortgage loans in the company's securitization pipeline and losses on hedge positions. As a result of the recent volatility in the capital markets and the uncertainties resulting from the bankruptcy proceedings, the company's results of operations at September 30, 1998, are not expected to be indicative of results of operations for future periods during the pendency of the bankruptcy proceedings.

As a result of widening commercial mortgage-backed securities (CMBS) spreads and the general market turmoil during the third quarter, the value of CRIIMI MAE's subordinated CMBS declined. Principally due to the decline in value of the CMBS held by the company, CRIIMI MAE's shareholders' equity declined from approximately $702 million ($13.01 per fully diluted share) at June 30, 1998, to approximately $494 million ($8.97 per fully diluted share) at September 30, 1998. The company's estimates of value for its CMBS are based, in most cases, upon quotes obtained from the lender on the related security.

As a consequence of the Chapter 11 filing, the company does not expect to pay a dividend during the fourth quarter of 1998. The company is not required to pay a dividend during the fourth quarter to maintain its REIT status. However, in order to maintain its status as a REIT, CRIIMI MAE must distribute 95% of its 1998 taxable income no later than December 31, 1999. Failure to satisfy this requirement could result in the loss of the company's REIT status, with the result that CRIIMI MAE would be taxed as a corporation for 1998. The company intends to use its best efforts to ensure that CRIIMI MAE retains its REIT status for 1998, but there can be no assurance that its efforts will succeed.


                                     -more-

Tax basis earnings available to common shareholders for the third quarter were $19.9 million or 41 cents per common share, up 32 percent on a per share basis from last year's third quarter of $12.1 million or 31 cents per common share. For the nine months ended September 30, 1998, tax basis earnings available to common shareholders were $57.3 million or $1.22 per common share compared to $39.8 million or $1.09 per common share for the nine months ended September 30, 1997.

Under GAAP, CRIIMI MAE's net interest margin increased to $18.7 million, up 41 percent from $13.2 million for last year's third quarter. The net interest margin increased to $51.3 million year to date from approximately $37.1 million for the first nine months of 1997. Net interest margin is calculated as interest income less interest expense.

CRIIMI MAE reported a net loss under GAAP for the quarter ended September 30, 1998 of $8.7 million or 18 cents per basic share as compared to net income of $10.0 million or 26 cents per basic share for the year earlier quarter. GAAP net income for the nine months ended September 30, 1998 was $47.0 million or $1.02 per basic share compared to net income of $36.1 million or $1.00 per basic share for the corresponding period in 1997.

The increases in tax basis earnings and the net interest margin for the three and nine months ended September 30, 1998 were primarily due to growth in earnings from CRIIMI MAE's portfolio of subordinated CMBS and earnings from the June 1998 securitization of originated loans. CRIIMI MAE acquired subordinated CMBS for a purchase price of approximately $1.2 billion from October 1, 1997 through September 30, 1998. CRIIMI MAE had originated approximately $870 million commercial mortgage loans during that same period. A portion of these loans was securitized in June 1998. The balance was intended to be securitized later this year.


For GAAP purposes, the net loss for the third quarter was primarily due to unrealized losses aggregating $21.7 million resulting from the impact of financial market volatility on commitments related to commercial mortgage loans in the company's securitization pipeline and losses on hedge positions. CRIIMI MAE recorded a $17.6 million unrealized loss related to commercial mortgage loans in the company's securitization pipeline, which consisted of loans originated since CRIIMI MAE's June 1998 securitization of its No-Lock loans. The parties who fund the company's loan originations are required under the relevant agreements to hedge the related loans and to provide timely written hedge position reporting. These reports were not provided to the company at September 30, 1998. In the absence of such reports, the company has based its loss estimates, in part, upon oral communications from these parties. In addition, a $4.1 million unrealized loss was recorded on a U.S. treasury position used to hedge the investment grade bonds retained from the June 1998 securitization. Since these losses were unrealized at September 30, 1998, they do not impact tax basis earnings for the quarter.

A significant collateral call made by Merrill Lynch Mortgage Capital, Inc. on October 2 was the event directly precipitating CRIIMI MAE's October 5, 1998 filing under Chapter 11. Although CRIIMI MAE disputes the valuation methodology used by this creditor, the company felt that it was in the best interest of creditors, equity holders and other parties in interest to file for Chapter 11 protection. It is possible that CRIIMI MAE may have to record losses during the fourth quarter, including potential losses based on this and other adverse actions against CRIIMI MAE by its lenders.

                                     -more-

Said CRIIMI MAE President H. William Willoughby, "Although we filed our petition with the Bankruptcy Court as recently as October 5, we believe we have made significant strides in stabilizing the company. We are currently in talks with substantially all of our lenders and are working diligently towards the preparation of a business plan and ultimately a plan of reorganization. It will take some time before market conditions, our capital position and the bankruptcy proceedings support our full reorganization. Meanwhile, we are continuing to work towards emerging as a successfully reorganized company.


"In addition to seeking additional capital for CRIIMI MAE," Mr. Willoughby continued, "we are streamlining our operations in an effort to reduce operating expenses. Recognizing that we will not be originating mortgages or acquiring CMBS in the near term, we have significantly reduced the number of employees in our originations and underwriting operations. In connection with these reductions, we have closed our five regional loan origination and underwriting offices, retaining only a small presence in Boston, Houston, Chicago and San Francisco."

Before filing for reorganization, CRIIMI MAE had been actively involved in acquiring, originating, securitizing and servicing multifamily and commercial mortgages and mortgage related assets throughout the United States. Since filing for Chapter 11 protection, CRIIMI MAE has suspended its loan securitization, loan underwriting and loan origination businesses. The company, however, continues to hold a substantial portfolio of subordinated CMBS and, through its servicing affiliate, acts as a servicer for its own as well as third party securitizations. Despite the volatility in the capital markets, the mortgage assets underlying the company's portfolio of CMBS continue to experience no losses of principal from defaults.

NOTE: Except for the historical information contained in this release, the statements regarding raising capital, discussions with creditors, streamlining and restructuring business activities, reducing operating expenses and successfully emerging from bankruptcy are forward-looking statements that involve a variety of risks and uncertainties. These risks and uncertainties include the continued instability in the capital markets, the trends in the CMBS market, the ability of CRIIMI MAE to obtain additional capital, competitive pressures, the effect of any future losses on CRIIMI MAE's need for liquidity, the effect of the bankruptcy proceeding on CRIIMI MAE's ongoing business activities, the actions of CRIIMI MAE's creditors, the provisions of any plan of reorganization approved by the Bankruptcy court and the outcome of litigation to which the company is a party, as well as the risks and uncertainties that are set forth from time to time in CRIIMI MAE's SEC reports, including the report on Form 10-K for the year ended December 31, 1997 and the Form 10-Q for the quarter ended September 30, 1998.

More    information   on   CRIIMI   MAE   is   available   on   its   web   site
www.criimimaeinc.com.

                              - tables to follow -

                                                         CRIIMI MAE Inc.


                                             For the three months ended             For the nine months ended
                                                 September 30, 1998                      September 30, 1998
                                             ----------------------------         ------------------------------
TAX BASIS INCOME:*

Interest Income:
    Subordinated CMBS                      $ 52,395,877      $ 22,055,062         $ 130,151,012     $ 58,973,234
    Collateralized mortgage
      obligations-insured loans              10,622,386        12,169,026            33,528,290       36,997,607
    Collateralized mortgage
      obligations-originated loans            8,859,416                --            11,609,111               --
                                           ------------      ------------         -------------     ------------

      Total interest income                  71,917,679        34,224,088           175,288,413       95,970,841
                                           ------------      ------------         -------------     ------------

Interest and related expenses:
    Fixed-rate collateralized bond
      obligations-CMBS                       10,952,081         2,898,756            21,346,189        8,667,034
    Fixed-rate collateralized mortgage
      obligations-insured loans              10,505,463        10,480,900            31,454,375       32,183,271
    Fixed-rate collateralized mortgage
      obligations-originated loans           6,252,522                 --             8,214,837               --
    Fixed-rate senior unsecured notes        2,429,137                 --             7,260,484               --
    Variable-rate secured borrowings-CMBS   17,852,948          6,023,703            44,028,716       14,428,799
    Other financing facilities                 998,342            199,004             2,043,701          710,595
                                           -----------       ------------         -------------     ------------

      Total interest expense                48,990,493         19,602,363           114,348,302       55,989,699
                                           -----------       ------------         -------------     ------------

    Net interest margin                     22,927,186         14,621,725            60,940,111       39,981,142
                                           -----------       ------------         -------------     ------------

    Equity in earnings from investments      1,604,836          1,081,329             7,272,272        1,402,715
    Other income                             1,060,487            462,722             3,871,685        3,069,080
    Gain (loss) on mortgage dispositions     1,222,504           (28,270)             1,386,652        7,603,928
    Adjustment to installment note           (331,831)                --                     --               --
    General and administrative expenses    (4,639,864)        (2,635,804)           (10,694,471)      (7,493,512)
                                           ----------        -----------          -------------     ------------
                                           (1,083,868)        (1,120,023)             1,836,138        4,582,211
                                           ----------        -----------          -------------     ------------


   Tax basis income before preferred
     dividends                             21,843,318         13,501,702             62,776,249       44,563,353
                                           ==========        ===========           ============     ============

Dividends paid on preferred shares         (1,942,377)        (1,417,071)            (5,499,881)      (4,783,936)
                                           ----------        -----------           ------------     ------------

   Tax basis income available to
     common shareholders                   19,900,941         12,084,631            57,276,368        39,779,417
                                          ===========        ===========           ===========       ===========

*Net of minority interest, where applicable

TAX BASIS INCOME PER SHARE:

Income before gains from CFR              $      0.41        $      0.31           $      1.22       $      0.88
Capital gain from CFR                              --                 --                    --              0.21
                                          -----------        -----------           -----------       -----------
Total tax basis income per share          $      0.41        $      0.31           $      1.22       $      1.09
                                          ===========        ===========           ===========       ===========

Weighted Average Shares                    48,504,819         38,583,857            46,919,645        36,391,281
                                          ===========        ===========           ===========       ===========

Dividends paid in common shares           $      0.40        $      0.35           $      1.17       $      1.05
                                          ===========        ===========           ===========       ===========

                                                         CRIIMI MAE Inc.


                                             For the three months ended             For the nine months ended
                                                 September 30, 1998                      September 30, 1998
                                             ----------------------------         ------------------------------

FINANCIAL STATEMENT NET INCOME (ON A CONSOLIDATED BASIS):

Interest Income:
    Subordinated CMBS                        $ 38,880,750    $ 20,414,449         $ 105,319,710     $ 54,694,269
    Collateralized mortgage
      obligations-insured loans                10,662,386      12,169,026            33,528,290       37,081,104
    Collateralized mortgage
      obligations-originated loans              8,869,367              --            11,619,062               --
                                             ------------    ------------         -------------     ------------

      Total interest income                    58,412,503      32,583,475           150,467,062       91,775,373
                                             ------------    ------------         -------------     ------------

Interest and related expenses:
    Fixed-rate collateralized bond
      obligations-CMBS                          2,206,724       2,857,948             7,375,905        8,539,077
    Fixed-rate collateralized mortgage
      obligations-insured loans                 9,892,249      10,642,346            30,546,774       32,235,374
    Fixed-rate collateralized mortgage
      obligations-oringated loans               6,369,272              --             8,367,438               --
    Fixed-rate senior unsecured notes           2,429,137              --             7,260,484               --
    Variable-rate secured borrowings-CMBS      17,778,579       5,690,557            43,637,039       13,417,401
    Other financing facilities                    998,342         144,203             1,941,800          531,202
                                             ------------    ------------         -------------     ------------

      Total interest expense                   39,674,303      19,335,054            99,129,440       54,723,054
                                             ------------    ------------         -------------     ------------

    Net interest margin                        18,738,200      13,248,421            51,337,622       37,052,319
                                             ------------    ------------         -------------     ------------

    Gain on sale of securities                   (340,281)             --            28,800,408               --
    Equity in earnings from investments         1,172,089       2,187,150             2,717,551          (57,546)
    Other income                                1,060,595         491,838             3,872,576        1,760,934
    Gain (loss) on mortgage dispositions          966,654         (90,608)              920,820       17,143,342
    General and administrative expenses        (4,636,806)     (2,640,125)          (10,667,797)      (7,701,616)
    Amortization of assets acquired in
      the Merger                                 (719,394)       (719,391)           (2,158,182)      (2,158,173)
    Unrealized loss on warehouse
      purchase obligation                     (17,630,390)             --          (17,630,390)               --
    Unrealized loss on treasury position       (4,091,346)             --           (4,091,346)               --
                                             ------------    ------------         ------------      ------------

                                              (25,448,514)     (1,786,197)           1,233,239        11,762,038
                                             ------------    ------------         ------------      ------------

Net income before minority interest            (6,710,314)     11,462,224           52,570,861        48,814,357

Minority interest in net income of
  consolidated subsidiary                           1,312         (45,200)             (40,052)       (7,885,607)

Dividends paid on preferred shares             (1,942,377)     (1,417,071)           (5,499,881)      (4,783,936)
                                             ------------    ------------         -------------     ------------
Net Income available to common
  shareholders                               $ (8,651,379)   $  9,999,953         $  47,030,928     $ 36,144,814
                                             ============    ============         =============     ============

FINANCIAL STATEMENT EARNINGS PER SHARE:

Income before gains from CFR-Basic           $      (0.18)   $       0.26         $        1.02     $       0.73
Capital gain from CFR-Basic                            --              --                    --             0.27
                                             ------------    ------------         -------------     ------------
Total GAAP basis income per share -
  Basic                                      $      (0.18)   $       0.26         $        1.02     $       1.00
                                             ============    ============         =============     ============

Weighted Average Shares -Basic                 48,298,007      38,304,972            46,178,885       35,998,050
                                             ============    ============         =============     ============

Income before gains from CFR-Diluted         $      (0.18)   $       0.26         $        0.98     $       0.74
Capital gain from CFR-Diluted                          --              --                    --             0.23
                                             ------------    ------------         -------------     ------------
Total GAAP basis income per share -
  Diluted                                    $      (0.18)   $       0.26         $        0.98     $       0.97
                                             ============    ============         =============     ============

Weighted Average Shares -Diluted               48,298,007      43,867,693            49,113,845       42,008,376
                                            =============    ============         =============     ============


                                 CRIIMI MAE Inc.


Balance Sheet Data:
                                                    As of                    As of
                                            September 30, 1998       December 31, 1997
                                            ------------------       -----------------
Mortgage securities                               $510,420,841            $605,113,741

Investment in Originated Loans                    $501,282,735                      --

Subordinated CMBS                               $1,440,127,153          $1,114,479,846

Total assets                                    $2,671,956,628          $1,873,305,488

Shareholders' Equity                              $494,418,056            $444,980,987
